EXHIBIT 10.31

Execution Version

DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT

This Development Collaboration and License Agreement (“Agreement”) is made and entered into as of the 26th day of July, 2012 (the “Effective Date”) by and between Advanced Liquid Logic, Inc., a Delaware corporation having its principal office at 615 Davis Drive, Suite 800, Morrisville NC, 27560 (“ALL”), and Clinical Micro Sensors, Inc., d/b/a Genmark Diagnostics, Inc., a Delaware corporation having its principal office at 5964 La Place Court, Carlsbad, CA 92008 (“GenMark”). ALL and GenMark may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, ALL has developed, and owns or controls certain intellectual property and other rights to, a fluidics technology using the electrowetting effect as a motive force for conducting droplet operations;

WHEREAS, GenMark has developed, and owns or controls certain intellectual property and other rights to, technologies related to the electrochemical detection of analytes and to the use of electrochemical detection in in-vitro diagnostics; and

WHEREAS, GenMark wishes to collaborate with ALL in the development of an in-vitro diagnostic system incorporating ALL’s fluidics technology, and ALL wishes to grant GenMark certain rights and licenses to develop and commercialize such systems on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 “Additional Margin” means, for a particular ALL Component supplied by ALL to GenMark under the Supply Agreement in a particular Calendar Quarter, the amount equal to X/Y; where “X” equals: ***

1.2 “Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

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1.3 “ALL Collaboration Inventions” means those Collaboration Inventions that relate solely to Digital Microfluidics and Collaboration Inventions that are apparatuses or methods that relate solely to Digital Microfluidics.

1.4 “ALL Component” means a component of a Consumable Licensed Product supplied by ALL to GenMark pursuant to Section 4.1 or otherwise under this Agreement or the Supply Agreement, or manufactured by GenMark pursuant to its rights under Section 4.4, as applicable.

1.5 “ALL Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, ALL to GenMark or its designees.

1.6 “ALL Development Program Costs” means ALL’s actually incurred (i) direct costs *** ; in each case for activities allocated to ALL as specified in the Development Plan and satisfactorily completed, which costs shall be determined in accordance with ALL’s auditable, DCAA approved rate structure.

1.7 “ALL IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), owned or Controlled by ALL as of the Effective Date or during the Term of this Agreement, necessary or useful to make, have made, use, sell, offer for sale, or import Licensed Products in the Field, and including rights to ALL Collaboration Inventions.

1.8 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government or regulatory authority, or court, of competent jurisdiction.

1.9 “Business Day(s)” means any day, other than a Saturday, Sunday or day on which commercial banks located in California are authorized or required by law or regulation to close.

1.10 “Calendar Quarter” means a period of three (3) consecutive calendar months ending on each of March 31, June 30, September 30, or December 31.

1.11 “Calendar Year” means the respective period of a year commencing on January 1 and ending on December 31.

1.12 “Change in Control” of ALL means that during the Term of this Agreement (i) ALL shall have become an Affiliate of a Person that is a Competitor; and/or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of ALL shall have occurred to a Person that is a Competitor; and/or (iii) the stockholders of ALL shall have approved of a plan or proposal for the liquidation or dissolution of the company, other than one of the events described in (i), (ii) or (iv) where the

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Person is not a Competitor; and/or (iv) any Person that is a Competitor (whether individually or as part of a group) shall have become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding voting stock of ALL. For the purposes of this Section 1.12, “Competitor” means any Person that develops, manufactures, promotes, markets, distributes and/or sells any product used for the diagnosis, prognosis, monitoring, screening or predicting a disease or condition in a human, or selecting a therapeutic or prophylactic regimen, which product either (a) detects a DNA, RNA or other nucleotide sequence analyte, excluding detection of the foregoing utilizing Sequencing, or (b) utilizes Electrochemical Detection.

1.13 “CEA Agreement” means that certain License Agreement, dated September 9, 2011, between Advanced Liquid Logic France S.A.S and Commissariat a Penergie atomique et aux energies alternatives (“CEA”), including the exhibits or appendices thereto, existing as of the Effective Date.

1.14 “CEA IP” means ALL IP Rights Controlled by ALL pursuant to the intercompany agreement between ALL and Advanced Liquid Logic France S.A.S., an Affiliate of ALL, dated October 1, 2011.

1.15 “Collaboration Enabled Inventions” means all Technical Information and Materials (whether or not patentable) that either: (i) if embodying patentable subject matter, are first conceived (as the preceding terms are defined in the context of U.S. Patent laws), or (ii) if not embodying patentable subject matter, are otherwise first created; in each case (a) as a direct result of GenMark’s activities, during the Development Term and for the period two (2) years following expiration or termination of the Development Term (including expiration or termination pursuant to Section 10.4), to develop Consumable Licensed Products or Instrument Licensed Products (including activities performed by a Third Party on a GenMark’s behalf), (b) the subject matter of which is either Digital Microfluidics or Digital Microfluidics Related, and (c) that are not Collaboration Inventions.

1.16 “Collaboration Enabled IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), owned or Controlled by GenMark during the Term of this Agreement in and to Collaboration Enabled Inventions.

1.17 “Collaboration Inventions” means all Technical Information and Materials (whether or not patentable) (a) that either (i) if embodying patentable subject matter, are first conceived (as the preceding terms are defined in the context of U.S. Patent laws), or (ii) if not embodying patentable subject matter, are otherwise created; in each case either as a direct result of activities undertaken by the Parties under the Development Plan; or (b) that are supported by ALL Development Program Costs; in each case including activities undertaken by the Parties and including the participation of one or more Third Parties.

1.18 “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by a Party as would be expended on, or committed by such Party to, a comparable development or commercialization program of a similar scope and at a similar

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stage in development or product lifecycle, comparable market potential and market size, profit margin, competitive landscape, and risk profile, probability of technical success, technical and regulatory profile and patent protection, in a particular geographic region.

1.19 “Complex” means a complex comprising a capture ligand coupled to an electrode surface, a target analyte, and an Electrochemical Label.

1.20 “Confidential Information” means (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, including any Technical Information and Materials, whether prior to or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement. “Confidential Information” shall not include, to the extent a Party can demonstrate, through its contemporaneous written records, information and materials (a) known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement; (b) received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions on such information; (c) independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party; and (d) released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.21 “Consumable Licensed Products” means the single use, disposable components of a Licensed Product, the manufacture, use, sale, offer for sale, or importation of which components, would (but for a license from ALL under this Agreement) infringe a Valid Claim of a Patent within the ALL IP Rights. For clarity, a Consumable Licensed Product may include one or more ALL Components.

1.22 “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date or during the term of this Agreement, of (i) with respect to materials, data or information, the right to physical possession of those items, with the right to provide them to Third Parties; and (ii) with respect to intellectual property rights, rights sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement with any Third Party existing prior to the Effective Date.

1.23 “Covers” or “Covered by.” or the like, with reference to a particular Licensed Product means that the use, sale, offer for sale or import of such Licensed Product would, but for a license granted under this Agreement, infringe a Valid Claim of the relevant Patent in the country in which, and on the date which, the relevant Licensed Product is used, sold, offered for sale or imported; provided that with respect to use, sale, offer for sale or import of a Licensed Product in a country other than a Major Country, such use, sale, offer for sale or import shall also be deemed “Covered” by a Valid Claim of a Patent in such country for purposes of the any royalty obligation to ALL under Article 6 or, if applicable, Section 4.5, or the determination of Additional Margin if the use, sale, offer for sale or import of such Licensed Product would be Covered by a Valid Claim of a relevant Patent in each and every Major County on the date that such Licensed Product is used, sold, offered for sale or imported, if such activity occurred in a Major Country.

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1.24 “Development Plan” means the written research plan for the Development Program, attached hereto at Schedule A. The Development Plan may be amended or modified from time to time by the Joint Development Committee.

1.25 “Development Program” means the program of activities the Parties engage in under this Agreement, which program is set forth on the Development Plan, and including all activities supported by the funding provided by GenMark under Sections 2.4 and 6.3.

1.26 “Development Term” means the period of time during which each Party will undertake activities in the Development Program or on the Development Plan.

1.27 “Diagnostic Testing” means testing for the purpose of diagnosis, prognosis, monitoring, screening or predicting a disease or condition in a human, or selecting a therapeutic or prophylactic regimen; excluding screening of newborn infants for metabolic or other disorders in fields other than in the Molecular Analyte Field using GenMark e-Detection.

1.28 “Digital Microfluidics” means the control of the movement, including the transport, splitting, dispensing, merging or deforming, of droplets by electrical fields.

1.29 “Digital Microfluidics Related” means (i) design of Digital Microfluidics cartridges; (ii) manufacturing of Digital Microfluidics aspects of cartridges; and (iii) electronics and/or software for controlling Digital Microfluidics.

1.30 “Direct Manufacturing Cost” of an ALL Component means the actual, direct cost per unit, for clarity excluding overhead, of manufacture of such ALL Component, as determined in accordance with GAAP and ALL’s auditable, DCAA approved rate structure.

1.31 “Direct Manufacturing Cost Cap” means, ***

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1.32 “*** Agreement” means that certain *** License Agreement between ALL and *** , including the exhibits or appendices thereto, existing as of the Effective Date.

1.33 “*** IP” means the ALL IP Rights (including Patents) Controlled by ALL pursuant to the *** Agreement.

1.34 “Effective Date” has the meaning set forth in the introductory paragraph of the Agreement.

1.35 “Electrochemical Detection” means the use of at least two electrodes to apply potential and measure current produced by a chemical reaction occurring in a liquid in contact with the electrodes. For the sake of clarity, “Electrochemical Detection” excludes detection (i) of conductivity, impedance or capacitance of a droplet, a portion of a droplet, or the contents of a droplet; (ii) by electrochemilumenescence; and (iii) by optical means.

1.36 “Electrochemical Label” means moieties that function in a Complex to produce an electrical signal (detected by an electrode) by oxidation or reduction of the moiety, including metal complexes of iron, ruthenium, and osmium. Except when used in Section 5.1.3, “Electrochemical Label” shall exclude enzymatic labels and labels that function by releasing hydrogen ions.

1.37 “FDA” means the U.S. Food and Drug Administration or corresponding governmental authority in another country, or any successor thereto.

1.38 “Field” means the Protein Analyte Field and Molecular Analyte Field, and subject to exercise of the Option in accordance with Section 5.2. the Other Analyte Field.

1.39 “Filing” or “Filed” with respect to an application for Marketing Approval means that such application has been filed with the appropriate Regulatory Authority and, consistent with the current practices of such Regulatory Authority, the Regulatory Authority has made a threshold determination that the application for Marketing Approval is sufficiently complete to permit a substantive review.

1.40 “First Commercial Sale” means, with respect to a given Licensed Product in a particular country, the first bona fide sale of such Licensed Product in such country, by or under authority of GenMark or its Sublicensee or distributor, which sale is included in the calculation of Net Sales.

1.41 “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

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1.42 “GenMark Collaboration Inventions” means those Collaboration Inventions that relate solely to Electrochemical Detection and Collaboration Inventions that are apparatuses or methods that relate solely to Electrochemical Detection.

1.43 “GenMark Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, GenMark to ALL or its designees.

1.44 “GenMark e-Detection” means the detection of an analyte based on a Complex where the Electrochemical Label is detected using Electrochemical Detection.

1.45 “GenMark IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), owned or Controlled by GenMark as of the Effective Date or during the Term of this Agreement, including rights to GenMark Collaboration Inventions, necessary for ALL to undertake the activities allocated to ALL in the Development Plan.

1.46 “Good Manufacturing Practices” or “GMP” means the Applicable Laws governing, and guidelines issued by any Regulatory Authority applicable to, the manufacture, labeling, packaging, handling, storage, and transport of Licensed Products, including those pursuant to the United States Federal Food Drug & Cosmetic Act and the regulations found in Title 21 of the U.S. Code of Federal Regulations (including Part 820), as are in effect at the Effective Date or as may subsequently be modified or supplemented, or any foreign equivalents thereof.

1.47 “Instrument Licensed Products” means the parts or components of a Licensed Product other than Consumable Licensed Products, the manufacture, use, sale, offer for sale, or importation of which parts or components, would (but for a license from ALL under this Agreement) infringe a Valid Claim of a Patent within the ALL IP Rights.

1.48 “Joint Collaboration Inventions” means Collaborations Inventions other than ALL Collaboration Inventions and GenMark Collaboration Inventions.

1.49 “Joint Collaboration IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), in and to Joint Collaboration Inventions.

1.50 “Joint Development Committee” or “JDC” is defined in Section 2.2.1.

1.51 “Licensed Product(s)” means a product for use in Diagnostic Testing, including Instrument Licensed Products and Consumable Licensed Products.

1.52 “Major County” means the United States, Canada, the United Kingdom, Germany, France, Spain, Italy, Republic of Korea, Japan, India and China.

1.53 “Molecular Analyte Field” means in-vitro Diagnostic Testing of samples from (or derived from) human subjects using Electrochemical Detection of a DNA, RNA or other nucleotide sequence analyte, excluding testing utilizing Sequencing.

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1.54 “Net Capital Sales” means a Net Sale of an Instrument Licensed Product resulting in the transfer of title of the Instrument Licensed Product to a Third Party.

1.55 “Net Sales” means the gross amounts invoiced for sales of Licensed Products (including, if applicable, GenMark Manufactured Consumables) by GenMark, its Affiliates and its Sublicensees (in final form for end use), less the following deductions from such invoiced amounts which are actually incurred or accrued:

(a)	credits or allowances granted for damaged, outdated, returned, rejected or recalled Licensed Products, and uncollectible amounts on previously sold Licensed Products and retroactive price reductions;

(b)	normal and customary trade, cash and quantity discounts or rebates;

(c)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of Licensed Products, as adjusted for rebates and refunds, as applicable;

(d)	chargebacks and rebates, including those granted to managed health care organizations, wholesalers, buying groups, retailers or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

(e)	freight, insurance, data, administrative, and other charges or fees related to the handling and distribution of Licensed Products or services provided in connection with the handling or distribution of Licensed Products (to the extent not paid by the Third Party customer);

(f)	credits and allowances made for wastage replacement; and

(g)	reasonable indigent or similar programs.

All of the foregoing elements of Net Sales calculations shall be determined in accordance with GAAP.

Sales between or among a Party and its Affiliates shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties by any such Affiliates. The supply of Licensed Products by or on behalf of GenMark as samples, for use in non-clinical or clinical studies conducted by or on behalf of GenMark, or for use in any tests or studies conducted by or on behalf of GenMark reasonably necessary to comply with any Applicable Law or request by a regulatory or governmental authority shall not be included within the computation of Net Sales.

In the event a Consumable Licensed Product is sold as a combination of products that are Covered by a Valid Claim of a Patent within the ALL IP Rights and at least one other product that is not Covered by a Valid Claim of a Patent within the ALL IP Rights (as used in this definition of Net Sales, a “Combination”), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product when sold separately and “B” is the gross amount invoiced for such other products when sold separately.

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In the event that such separate sales of products in a Combination were not made or performed during the applicable Calendar Quarter, then the gross amount invoiced for a Licensed Product that is sold as part of a Combination shall be calculated by multiplying Net Sales of the Combination by the fraction C/(C+D), where “C” is the fully allocated cost of the Licensed Product and “D” is the fully allocated cost of the products in the Combination that are not Covered by a Valid Claim of a Patent within the ALL IP Rights

The Parties agree that any allocation of revenue from the sale or other disposition of Combination pursuant to this Section 1.55 shall be done in good faith, and shall take into consideration revenue recognition guidance under GAAP which is applicable to multiple- deliverable revenue arrangements.

1.56 “Other Analyte Field” means in-vitro Diagnostic Testing of samples from (or derived from) human subjects using Genmark e-Detection of an analytes other than: (i) proteins and/or peptides and (ii) DNA, RNA or other nucleotide sequences.

1.57 “Patent(s)” means a patent or a patent application, including any additions, divisions, continuations, continuations-in-part, pipeline protection, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.58 “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.59 “Protein Analyte Field” means in-vitro Diagnostic Testing of samples from (or derived from) human subjects using GenMark e-Detection of a protein and/or peptide analyte.

1.60 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction of the world, involved in the granting of Marketing Approval.

1.61 “Sequencing” means a method of determining the order of bases (in each case, including modified bases) of a target nucleic acid strand or segment by: (a) serially determining each base or subset of bases along a strand or segment (e.g., “sequencing-by-synthesis”, single-molecule sequencing); (b) hybridization, wherein at least one thousand (1000) distinct probes are used to determine such nucleotide sequence; (c) separating fragments based on size (e.g., “Sanger sequencing”); (d) any method that determines the order of no less than fifty (50) contiguous bases; or (e) any method that requires no prior knowledge of the expected order of bases for the target nucleic acid.

1.62 “Technical Information and Material” means all compositions of matter, techniques and data and other know-how and technical information, including inventions

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(whether or not patentable), improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information.

1.63 “Territory” means the entire world.

1.64 “Third Party” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.65 “*** Agreement” means that certain *** Exclusive License Agreement between the *** and ***, including the exhibits or appendices thereto, existing as of the Effective Date.

1.66 “*** IP” means the ALL IP Rights Controlled by ALL pursuant tothe *** Agreement.

1.67 “Valid Claim” means a claim of an issued and unexpired Patent that has not been (i) disclaimed, revoked, abandoned, or dedicated to the public; (ii) held unenforceable or invalid by a decision of a court, governmental agency or other authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, or (iii) admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

ARTICLE 2: DEVELOPMENT PROGRAM

2.1 Development Program Overview and Responsibilities. Under this Agreement, the Parties are establishing a collaborative development program in which the Parties will work together, during the Development Term, in accordance with the Development Plan, to design and validate products utilizing Digital Microfluidics and Electrochemical Detection for use in Diagnostics Testing (“Development Program”). Each Party shall use diligent efforts to perform its responsibilities under the Development Plan and shall cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities thereunder.

2.2 Joint Development Committee.

2.2.1 The JDC. Within ten (10) Business Days after the Effective Date, the Parties shall establish a committee to monitor the Development Program, and to plan and coordinate the activities under the Development Plan (“Joint Development Committee” or “JDC”). The JDC will be composed of no more than three (3) representatives designated by each Party (and the Parties need not have the same number of representatives). Representatives must be appropriate for the tasks then being undertaken, in terms of their seniority, availability, function in their respective organizations, training and experience. Each Party shall designate one of its representatives as its primary JDC contact for JDC matters (such Party’s “JDC Co- Chair”). From time to time, the JDC may establish subcommittees to oversee particular projects or activities; those subcommittees will be constituted and operate as the JDC determines. The JDC shall meet during the Development Term; thereafter, the JDC shall cease operations and perform no further functions under this Agreement.

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2.2.2 Meetings. Once established, the Joint Development Committee shall meet at least once each Calendar Quarter (unless otherwise agreed by the Parties) during its term of operations, as set forth in Section 2.2.1, and shall meet at such other times as deemed appropriate by the JDC. The JDC may meet in person or via teleconference, video conference or the like, provided that at least one (1) meeting per Calendar Year shall be held in person, unless otherwise agreed by the Parties. Each Party shall bear the expense of its respective representatives’ participation in JDC meetings. If a Party’s representative is unable to attend a given meeting, such Party may designate an alternate to attend such meeting and perform the functions of such representative. Each Party may, with the prior written consent of the other Party, invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JDC meetings. Those invitees must be bound by appropriate confidentiality obligations.

2.2.3 Responsibilities of JDC. Subject to Section 2.2.4, the Joint Development Committee shall perform the following functions:

(i)	review and amend the Development Plan, as needed;

(ii)	review and approve the allocation of resources and efforts for the Development Program;

(iii)	evaluate the progress of the Development Program;

(iv)	establish and oversee a process by which each Party keeps the other Party informed of design or manufacturing changes, feedback from lead users (if any), or events which may affect work being performed under the Development Plan or GenMark’s development of Licensed Products;

(v)	coordinate, and be the primary conduit for, the transfer of Technical Information and Materials between the Parties during the Development Term; and

(vi)	perform such other functions referred to in the Development Plan, and as appropriate to further the purposes of the Development Program, or as otherwise specified in this Agreement or agreed to by the Parties.

2.2.4 Decision-Making Authority. The Joint Development Committee will attempt to make decisions by consensus. If the JDC cannot reach consensus, within three (3) Business Days after it has attempted to reach consensus, the matter shall be referred to the respective Chief Executive Officers of the Parties (or their respective senior level officer designees) (the “Executive Officers”). If the Executive Officers cannot reach a mutually acceptable decision within three (3) Business Days after the matter was referred to them, then GenMark shall have final decision making authority; provided that mutual written consent of the Parties is required for any decisions that would result in a material change to the scope of activities assigned to ALL under a Development Plan or the time for completion an activity

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assigned to ALL under a Development Plan, including changes that would require ALL to: (i) violate any obligation or agreement it may have with a Third Party, or (ii) incur any costs cumulatively exceeding three thousand dollars ($3,000) not reimbursable by GenMark. By way of example, the JDC shall not obligate ALL to perform activities under the Development Plan beyond those that could reasonably be expected to be performed by the number of FTEs funded by GenMark during the relevant time period. The JDC has no authority to amend, or to waive compliance with, any provisions of this Agreement, or to make any decision outside the scope and purpose of this Agreement. For clarity, the dispute resolution provisions of Article 14 shall not apply to decisions allocated to the JDC, except with respect to disputes as to the JDCs authority to make a disputed decision.

2.2.5 Minutes; Other Documentation of Decisions. The Joint Development Committee shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. The responsibility for keeping meeting minutes shall alternate between the Parties, beginning with GenMark. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party. A decision that may be made at a JDC meeting may also be made without a meeting if such decision is agreed to in writing (including by email) by each Party’s JDC Co-Chair (or its designee), provided that each Party’s writing clearly indicates that such decision is a formal decision by such Party’s JDC representatives. Any modifications to the Development Plan that are approved by the JDC shall constitute an amendment to the Development Plan.

2.3 Subcontracting. ALL shall not subcontract or outsource any work or any of its activities under the Development Plan to a Third Party without GenMark’s prior written consent. Provided that ALL has obtained the required consent, any subcontractor or Third Party to which work is outsourced must: (a) be under ALL’s direct supervision and control; (b) have entered into a written agreement with ALL that either has been approved by GenMark in advance or includes terms and conditions protecting and limiting use and disclosure of Confidential Information, Technical Information and Materials to the same extent as under this Agreement, and requiring all such individuals to assign to ALL all right, title and interest in and to any intellectual property (and intellectual property rights) created or discovered. ALL is responsible for compliance by any subcontractor or Third Party to which work is outsourced with the terms and conditions of this Agreement as if such subcontractor or Third Party was ALL’s employees.

2.4 Development Program Costs. As consideration due ALL for the performance of activities allocated to ALL in the Development Plan and satisfactorily completed, GenMark shall, in accordance with Section 6.3, reimburse ALL for the ALL Development Program Costs incurred by ALL in the performance of such activities. Other than the reimbursement of ALL Development Program Costs, ALL shall bear costs incurred by it in undertaking and carrying out the Development Program and performing under the Development Plan.

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ARTICLE 3: DEVELOPMENT AND COMMERCIALIZATION EFFORTS

3.1 Development and Commercialization Responsibilities.

3.1.1 GenMark Rights. Except for those activities allocated to ALL in the Development Plan and in the Supply Agreement, as between the Parties, GenMark (and, if applicable, GenMark Licensees) shall, subject to the rights and licenses granted to GenMark by ALL under this Agreement, have the right and sole responsibility for (including costs and expenses), and control over, all development and commercialization activities, including without limitation all regulatory activities, with respect to any Licensed Products.

3.1.2 ALL Cooperation. ALL shall, and shall cause its employees, contractors and agents to, cooperate with and provide reasonable support and assistance to GenMark in its conduct of any activities in the development, obtaining and maintaining regulatory clearances and approvals, manufacturing (subject to Article 4). and commercialization, of Licensed Products.

3.2 GenMark Diligence.

3.2.1 General Diligence Requirement. Subject to ALL’s obligations under Section 2.1, GenMark shall use Commercially Reasonable Efforts to develop, seek regulatory approval for, and commercialize at least one Licensed Product. Activities by GenMark’s Affiliates, distributors, and Sublicensees related to the development, seeking of regulatory approval for, and commercialization of a Licensed Product will be considered as GenMark’s activities under this Agreement for purposes of determining whether GenMark has complied with its obligations under this Section 3.2.

3.2.2 Conversion to Non-Exclusive License. If the First Commercial Sale of a Licensed Product has not occurred by the fifth (5th) anniversary of the Effective Date, except to the extent due the breach of this Agreement or the Supply Agreement by ALL, then ALL may, within forty five (45) days of such fifth (5th) anniversary of the Effective Date, provide GenMark written notice (“Conversion Notice”) of its intention to convert the exclusive licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 to non-exclusive licenses. GenMark shall have to option to maintain the exclusivity of the licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 by, within thirty (30) days of GenMark’s receipt of a Conversion Notice (“Extended Exclusivity Option Period”), providing notice thereof to ALL (“Exclusivity Extension Exercise”) and paying ALL            ***            (“Exclusivity Extension Fee”). If ALL has timely provided a Conversion Notice and GenMark has not, within the Extended Exclusivity Option Period, provided ALL with an Exclusivity Extension Exercise notice and paid the Exclusivity Extension Fee, the licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 shall become non-exclusive. If ALL has timely provided a Conversion Notice and GenMark has timely provided ALL with an Exclusivity Extension Exercise notice and paid the Exclusivity Extension Fee, the licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 shall remain exclusive, provided that the First Commercial Sale of a Licensed Product occurs by the seventh (7th) anniversary of the Effective Date. If the First Commercial Sale of a Licensed Product has not occurred by the seventh (7th) anniversary of the Effective Date, except to the extent due the

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breach of this Agreement or the Supply Agreement by ALL, then ALL shall have the right to terminate this Agreement pursuant to Section 10.2.1. If paid, the Exclusivity Extension Fee shall be fully creditable against any future payment due to ALL pursuant to Section 6.4.

3.3 Reports. Following the Development Term, and until the First Commercial Sale of a Licensed Product, GenMark shall, if requested by ALL, provide to ALL a summary of GenMark’s progress on the development of, and seeking regulatory approval for, Licensed Products. Such a request shall not be made more than once per Calendar Year. All reports provided to ALL under this Section 3.3 are GenMark Confidential Information.

ARTICLE 4: MANUFACTURE AND SUPPLY

4.1 Supply of ALL Components. During the Development Term, and following the Development Term provided that the Parties are in the process of negotiating a Supply Agreement pursuant to Section 4.2 or have executed the Supply Agreement, ALL shall be the exclusive supplier of those components of a Consumable Licensed Product that incorporate ALL’s proprietary Digital Microfluidics technology or the manufacture of which requires the application of ALL’s proprietary manufacturing technology or techniques, in either case provided that upon execution of the Supply Agreement: (i) ALL is able to, and does, manufacture and supply sufficient quantities of such ALL Components to meet GenMark’s reasonably forecasted needs and product specifications; (ii) such ALL Components are manufactured and supplied in accordance with and to the extent required by (x) the Applicable Laws (including to the extent required by the jurisdiction in which the facility is located or where the Licensed Product shall be used or sold) pertaining to the manufacture, supply, and clearance and/or approval of medical diagnostics devices in the relevant countries and jurisdictions for use with or in a Licensed Product to be manufactured, distributed or marketed by GenMark, its Affiliates and Sublicensees and (y) the Applicable Laws pertaining to the manufacture, supply, and clearance and/or approval of medical diagnostics devices in the relevant countries and jurisdictions applicable to the qualification and/or registration of ALL as a manufacturer and supplier of ALL Components for use with or in a Licensed Product to be manufactured, distributed or marketed by GenMark, its Affiliates and Sublicensees; and (iii) there has not been a Change of Control of ALL.

4.2 Supply Agreement.

4.2.1 Generally. The Parties shall enter into a separate agreement or agreements governing the roles and responsibilities of the Parties in the manufacture, supply, testing, release and storage of ALL Components (the “Supply Agreement”). The Supply Agreement shall contain customary terms and conditions contained in similar agreements of the type, including those related to forecasting, ordering, shipment and delivery, representations, warranties and indemnities concerning the quality of product manufactured and supplied, and manufacturing facility audit and inspection rights. The Parties shall, at least ninety (90) days prior to the anticipated expiration of the Development Term, initiate negotiations of the Supply Agreement.

4.2.2 Benchmarking of Direct Manufacturing Costs. The Supply Agreement shall set forth a process for the external benchmarking required to determine the Direct

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Manufacturing Cost Cap. Such process shall be initially conducted six (6) months following the First Commercial Sale of a Consumable Licensed Product or Instrument Licensed Product incorporating an ALL Component to determine the initial Direct Manufacturing Cost Cap, and thereafter no more than once per calendar year promptly following each anniversary of the execution of the Supply Agreement.

4.2.3 Arbitration.

(a) If, despite the diligent and good faith efforts of the Parties, the Parties are unable to prepare and execute the Supply Agreement within a period of at least ninety (90) days from the written request of either Party to initiate negotiations of the Supply Agreement in accordance with Section 4.2.1, then either Party may submit the matter to final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted in a mutually convenient location agreed to by the Parties pursuant to the then-current commercial arbitration rules of the AAA, as modified herein. Such arbitration shall be conducted in the English language. The arbitration tribunal shall consist of a single arbitrator who is an independent expert in manufacturing and supply of in-vitro diagnostic products, mutually acceptable to the Parties. If the Parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the office of the AAA nearest to the location of the arbitration.

(b) Any such arbitration hereunder shall be a “baseball” type arbitration. Accordingly, notwithstanding the commercial arbitration rules of the AAA, each Party shall provide to the arbitrator, and the other Party, its proposed version of the Supply Agreement. Each Party may submit a revised version of its proposed Supply Agreement to the arbitrator and the other Party within thirty (30) days after receiving the other Party’s initial proposal. If so requested by the arbitrator, each Party shall make oral submissions to the arbitrator based on such Party’s proposal; provided that other Party shall have the right to be present during any such oral submissions. The arbitrator shall select one Party’s proposed Supply Agreement as his or her decision, and shall not have the authority to render any substantive decision other than to select the proposal submitted by either GenMark or ALL (as initially submitted, or as revised in accordance with the foregoing, as applicable). The Parties shall use diligent efforts to complete any arbitration within sixty (60) days following a request by a Party for such arbitration.

(c) The administrative charges, arbitrator’s fees, and related expenses of any arbitration shall be shared equally by the Parties, but each Party shall be responsible for its own expenses in connection with such arbitration (including its own attorneys’ fees).

(d) The decision of the arbitrator shall be the binding remedy between the Parties regarding the dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.

4.3 Transfer Price. The price of ALL Components supplied by ALL to GenMark under the Supply Agreement shall be as set forth in Section 6.8.

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4.4 Transition of Manufacturing Know-How. In the event that (a) either condition (i) or (ii) of Section 4.1 to ALL’s right to exclusively supply ALL Components is not met and ALL fails to cure such condition(s) within sixty (60) days of receiving written notice thereof from GenMark, (b) there has been a Change of Control of ALL, or (c) there is an Uncured Material Breach by ALL of Section 2.1; then, in each case, at GenMark’s request, such request to be made in writing within sixty (60) days of each occurrence of ALL’s failure to cure, ALL shall promptly provide and transfer to GenMark (or GenMark’s designee), all Technical Information and Materials used by ALL (and its Affiliates and Third Party contract manufacturers) in connection with the manufacture of Licensed Products to enable GenMark, either itself or through or with an Affiliate, Sublicensee or permitted Third Party, to manufacture the Licensed Products. ALL shall consult, cooperate with and assist GenMark (or GenMark’s designee) in connection with the manufacturing of Licensed Products pursuant to this Section 4.4, if and to the extent reasonably requested by GenMark. In addition, upon request by GenMark, ALL shall continue to manufacture and supply to GenMark, for a reasonable transition period to be agreed to by the Parties, ALL Components. If GenMark invokes its rights under this Section pursuant to (a) or (c) of this Section, GenMark shall reimburse ALL for *** of the direct costs incurred by ALL for activities undertaken by ALL at GenMark’s request in accordance with this Section 4.4. If GenMark invokes its rights pursuant to (b) of this Section, GenMark shall reimburse ALL for *** of the direct costs incurred by ALL for activities undertaken by ALL at GenMark’s request in accordance with this Section 4.4, and shall, to the extent requested in writing by ALL, (i) purchase from ALL any equipment owned by ALL that is necessary to manufacture ALL Components supplied to GenMark and is more than fifty percent (50%) devoted to the manufacture of ALL Components for GenMark and (ii) assume any agreements between ALL and a Third Party for the supply of materials necessary to manufacture ALL Components and one hundred percent (100%) devoted to materials used to manufacture ALL Components for GenMark, if permitted by such agreement without penalty or material change to the terms of such agreement. The transition of manufacturing know-how pursuant to this Section 4.4 does not imply any modification of the licenses granted to GenMark in Article 5 or constitute an assignment to GenMark of ownership of any ALL IP Rights or any other intellectual property rights of ALL. For clarity, a dispute or disagreement as to whether either condition (i) or (ii) of Section 4.1 to ALL’s right to exclusively supply ALL Components has not been met, or whether ALL has timely cured the same, shall be subject to Article 14.

4.5 Royalty for Manufacture of ALL Components. Provided that GenMark has obtained the right to manufacture (or have manufactured) ALL Components pursuant to Section 4.1, then in each Calendar Quarter during the Term of this Agreement in which GenMark records Net Sales of a Consumable Licensed Product that contains ALL Components that are manufactured by GenMark or otherwise not manufactured and supplied pursuant to the Supply Agreement (“GenMark Manufactured Consumables”), and subject to and in accordance with the terms and conditions of this Agreement, GenMark shall pay to ALL an amount equal to: (i) *** of GenMark Manufactured Consumables during such Calendar Quarter, if GenMark has obtained the right to manufacture (or have manufactured) ALL Components pursuant to Section 4.1 other than solely due to a Change of Control of ALL; or (ii) *** of GenMark Manufactured Consumables during such Calendar Quarter, if GenMark has obtained the right to manufacture (or have manufactured) ALL Components pursuant to Section 4.1 solely due to a Change of Control of ALL.

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ARTICLE 5: LICENSE GRANTS; OPTIONS

5.1 Licenses to GenMark.

5.1.1 Exclusive License in GenMark e-Detection. ALL hereby grants to GenMark, and GenMark hereby accepts, an exclusive (even as to ALL, but subject to the license back to ALL in Section 5.2) right and license, under the under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing GenMark e-Detection for use in the Field.

5.1.2 Exclusive License in Molecular Analyte Field. ALL hereby grants to GenMark, and GenMark hereby accepts, an exclusive (even as to ALL, but subject to the license back to ALL in Section 5.2) right and license, under the under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing Electrochemical Detection and capable of a throughput of *** for use in the Molecular Analyte Field.

5.1.3 Non-Exclusive License for Enzyme Labels. ALL hereby grants to GenMark, and GenMark hereby accepts, a non-exclusive right and license, under the under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing Electrochemical Detection with an Electrochemical Label that is an enzyme and capable of a throughput of *** for use in the Protein Analyte Field.

5.1.4 Sublicenses. The licenses granted to GenMark in this Section 5.1 shall include the right to grant sublicenses (each a “Sublicense”) to (i) Affiliates; and (ii) Third Parties to conduct research in the Field, develop Licensed Products, market and sell Licensed Products, and manufacture Licensed Products (subject to Section 4.1) in collaboration with, or for the benefit of, GenMark (each a “Sublicensee”). In the event of any Sublicense, GenMark shall continue to remain primarily liable for all liabilities and obligations under this Agreement, including the payment obligations set forth in Article 6.

5.2 Option for License in Other Analyte Field. GenMark shall have the option to obtain an exclusive right and license, under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing GenMark e-Detection for use in the Other Analyte Field (the “Option”). The Option shall be exercisable at any time within *** of the Effective Date (“Option Exercise Period”). In order to exercise the Option, GenMark shall, (i) within the Option Exercise Period, provide ALL with written notice of its exercise of the Option and (ii) within five (5) Business Days of such notice, pay to ALL a one-time payment of *** . Upon exercise of the Option in accordance with this Section 5.2, the Field shall be deemed to include the Other Analyte Field. Prior to expiry of the Option Exercise Period, ALL shall not grant or agree to grant any Third Party any rights or licenses, under the ALL IP Rights or ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing GenMark e- Detection for use in the Other Analyte Field.

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5.3 Licenses to ALL

5.3.1 License to ALL for Conduct of the Development Program. Subject to the terms of this Agreement, GenMark hereby grants to ALL a non-exclusive, non-transferable, non- sublicenseable, right and license under the (i) ALL IP Rights and (to the extent exclusively licensed to GenMark hereunder), (ii) ALL’s interest in Joint Collaboration IP Rights (to the extent exclusively licensed to GenMark hereunder), and (iii) GenMark IP Rights, in each case to make and use (but not sell or offer for sale) Licensed Products solely to the extent necessary for ALL to conduct those activities specified in the Development Plan.

5.3.2 Non-Exclusive License to Collaboration Enabled Inventions. Subject to the terms of this Agreement, GenMark hereby grants to ALL a non-exclusive, paid-up, world-wide, right and license under the Collaboration Enabled IP Rights to practice Collaboration Enabled Inventions solely with Digital Microfludics and to make, use, sell, offer for sale and import products and apparatuses solely for use with Digital Microfluidics. The license granted in this Section 5.3.2 shall include the right to sublicense, provided that such sublicense is in conjunction with a license under Digital Microfluidics intellectual property rights owned or Controlled by ALL. The license granted in this Section 5.3.2 shall be subject to the terms and conditions of any agreement pursuant to which GenMark obtains ownership or Control of any Collaboration Enabled Inventions or Collaboration Enabled IP Rights.

5.4 Notice Rights; Right of First Negotiation.

5.4.1 Notification of Intention to License Outside of Protein Analyte Field and Molecular Analyte Field. During the period commencing on the Effective Date and ending the day after the third (3rd) anniversary of the Effective Date, ALL may not grant or promise to grant a Third Party any right or license under the ALL IP Rights or ALL’s interest in Joint Collaboration IP Rights, to make, use, sell, offer for sale or import any for product using Electrochemical Detection of targets outside the Protein Analyte Field and the Molecular Analyte Field, excluding testing utilizing Sequencing, for use in human in-vitro Diagnostic Testing, without first having provided GenMark with at least forty-five (45) days prior notice of ALL’s intention to do so.

5.4.2 Right of First Refusal. During the period commencing on the Effective Date and ending the day after the first (1st) anniversary of the Effective Date, ALL agrees that, prior to granting or promising to grant a Third Party any right or license, under the ALL IP Rights or ALL’s interest in Joint Collaboration IP Rights, to make, use, sell, offer for sale or import any for product for use in the Molecular Analyte Field utilizing Electrochemical Detection and limited to a simultaneous throughput of 1 or 2 samples (“Low-Throughput Product”), or if so requested by GenMark, the Parties will in good faith discuss and negotiate a license to GenMark covering such Low-Throughput Products. If ALL and GenMark cannot agree on the terms and conditions of any such license within ninety (90) days of commencing such negotiations, then ALL may negotiate the terms and conditions of a license covering the Low-Throughput Products with a Third Party; provided, however, that in each case, prior to licensing such Low-Throughput Products to a Third Party, ALL shall be obligated to offer to GenMark a license on substantially the same terms and conditions as negotiated with the Third

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Party. If GenMark does not accept such terms and conditions for such license within fifteen (15) days of the date of offer by ALL (the “Decision Period”), then ALL may enter into the license covering such Low-Throughput Products with the Third Party; provided that if ALL does not enter into such license with such Third Party within ninety (90) days of GenMark’s decline of the terms and conditions or the expiration of the Decision Period such Low-Throughput Products shall again be subject to the provisions of this Section 5.4.2.

5.5 Sale of Products to ***. During the Term of this Agreement, GenMark will not enter into any agreement or other commitment that would restrict GenMark from selling to *** , a Delaware corporation, having its principal place of business at *** , products that are developed and/or commercialized using any ALL IP Rights, ALL products or services of ALL. Notwithstanding the foregoing, nothing in this Agreement shall prevent GenMark from entering into an agreement or other commitment that restricts GenMark from selling to *** in a manner required by Applicable Law.

5.6 No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 4 are limited to the scope expressly granted, and all other rights under a Party’s Patents and other intellectual property rights are expressly reserved to the granting Party. Where a license granted by one Party to the other Party under this Article 4 is for a particular purpose or with respect to a particular product, the granting Party retains all of its rights with respect to those intellectual property rights for those purposes not expressly licensed under this Agreement.

5.7 Limitations on ALL IP, CEA IP, *** IP and *** IP. Notwithstanding anything in this Article 5 (or otherwise in the Agreement) to the contrary, GenMark acknowledges and agrees that the license rights granted to it in this Agreement are subject to limitations set forth in this Section 5.7.

5.7.1 Within thirty (30) days of GenMark granting a Sublicense under any *** IP, GenMark shall provide written notice, along with current contact information, to the *** and ALL. Any Sublicense of the *** IP by GenMark shall expressly prohibit further sublicense of the *** IP by a Sublicenseee without ALL’s written consent (which consent shall not be unreasonably withheld or delayed by ALL, but remains subject to approval by the Reagents in accordance with Section 3.1 of the *** Agreement).

5.7.2 The licenses granted to GenMark in this Article 5 under the CEA IP are: (i) non-exclusive in the “Defense & Security Field” (as that phrase is defined in the CEA Agreement) to the extent required by Section 2.1(b) of the CEA Agreement; and (b) subject to the rights retained by CEA pursuant to Sections 2.2 of the CEA Agreement.

5.7.3 The licenses granted to GenMark in this Article 5 under the *** IP are subject to rights in *** IP retained by *** pursuant to Sections 2.2 of the *** Agreement. Except as authorized by Section 2.1(d) of the *** Agreement, GenMark shall require that any of its Sublicensees agree to undertake no further sublicenses of any of the *** IP without ALL’s written consent (which consent shall not be unreasonably withheld or delayed by ALL, but remains subject to approval by *** in accordance with Section 2.1(d) of the *** Agreement).

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5.8 Rights Upon Termination of ALL’s Third Party Licenses. GenMark shall have the rights of sublicensees specified Section 11.4(d) of the *** Agreement, and ALL shall promptly notify GenMark upon any termination of the *** Agreement. Any termination of the *** agreement shall be subject to Section 3.5 of the *** Agreement, and ALL shall promptly notify GenMark upon any termination of the *** Agreement. ALL shall promptly notify GenMark upon any termination of the CEA Agreement.

5.9 Changes to ALL Agreements. Neither ALL nor any ALL Affiliate shall, without GenMark’s prior written consent, make any change to the CEA Agreement, *** Agreement, *** Agreement, or the intercompany agreement between ALL and Advanced Liquid Logic France S.A.S. dated October 1, 2011, that materially adversely affects the overall rights granted to GenMark under this Agreement or places any material additional burden or obligation on GenMark, its Affiliates or Sublicensees. GenMark agrees that a change to the *** Agreement changing the exclusive nature of the license granted in Section 2.1 of the *** Agreement to a non-exclusive license shall not be considered to materially adversely affect the overall rights granted to GenMark under this Agreement.

ARTICLE 6: PAYMENTS

6.1 Up-Front Payment. In consideration for the rights granted and promises made hereunder, GenMark shall, within thirty (30) days of the Effective Date, pay to ALL a one-time, non-refundable, non-creditable payment of two hundred fifty thousand dollars (US$250,000).

6.2 Stock Purchase. On the Effective Date, ALL and GenMark will execute the “Stock Purchase Agreement” attached hereto as Schedule B, pursuant to which GenMark will purchase, and ALL will sell, subject to the terms, conditions and contingencies set forth in the Stock Purchase Agreement, one million dollars (US$1,000,000) of ALL preferred stock.

6.3 Development Program Costs.

6.3.1 Invoicing. Once each month, ALL shall submit to GenMark a single written invoice detailing the ALL Development Program Costs due to ALL pursuant to Section 2.4. Along with each such written invoice, ALL shall provide GenMark a report for the invoiced period, which report details the ALL Development Program Costs incurred during such period, including a detailed break-down of the direct (including the identity of each individual for which direct costs were incurred the their time spent on the Development Plan activities), indirect costs incurred, and a brief summary of the work performed.

6.3.2 Payment. Within thirty (30) days of receipt of an invoice issued pursuant to Section 6.3.1 and not disputed by GenMark, GenMark shall pay to ALL the invoiced amount. Notwithstanding the foregoing, ALL shall not be entitled to payment for any costs incurred on account of activities not specified in the Development Plan, unless ALL has obtained prior written authorization from GenMark for such excess costs. Late payment of undisputed amounts invoiced pursuant to Section 6.3.1 shall be subject to a late payment charge equal to 1.0% per month, or the maximum rate allowed by law, whichever is less.

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6.4 Development Milestones. In consideration of the rights and licenses granted to GenMark under this Agreement, GenMark shall make the following payments within thirty (30) days after the first achievement with an Instrument Licensed Product or Consumable Licensed Product of the milestone events listed below:

Milestone Event	Milestone Payment (in US Dollars)
***	*	**
***	*	**
***	*	**
***	*	**
***	*	**

For the purpose of determining achievement of the foregoing milestones the following definitions shall apply:

***

***

***

6.5 Other Analyte Field Milestone Payment. Provided that GenMark has exercise the Option, GenMark shall pay ALL a one-time payment of            ***            within forty-five (45) days of the end of the Calendar Quarter during which the aggregate amount of Net Sales of Consumable Licensed Products for use solely in the Other Analyte Field, together with a pro-rata share of Net Sales of those Consumable Licensed Products formulated for and sold for use in both the Other Analyte Field and either the Protein Analyte Field or Molecular Analyte Field, first reaches        ***        .

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6.6 Single Milestone Payment. With respect to each set of milestone payments to be made hereunder, only one set shall ever be due and payable, regardless of the number of Licensed Products developed, approved or cleared, or sold, or whether a Licensed Product is discontinued after a milestone payment has been made. All milestone payments payable hereunder are non-refundable and non-creditable against any other payments hereunder.

6.7 Royalties on Instrument Licensed Products. In consideration of the rights and licenses granted to GenMark under this Agreement, in each Calendar Quarter during the Term of this Agreement in which GenMark records Net Capital Sales of an Instrument Licensed Product, and subject to and in accordance with the terms and conditions of this Agreement, GenMark shall pay to ALL an amount equal to            ***            of Net Capital Sales of Instrument Licensed Products Covered by Valid Claim within the ALL IP Rights in the country of the Territory in which such Instrument Licensed Product is sold.

6.8 Transfer Price of ALL Components. During the Term of this Agreement during which GenMark is supplied ALL Components pursuant to the Supply Agreement, GenMark shall pay ALL, for each ALL Component supplied under the Supply Agreement, a transfer price equal to the sum of:            ***            .

6.9 Timing of Royalty Payments. All royalty payments due pursuant to Section 6.7 and, if applicable, Section 4.5, shall be paid in quarterly installments and be paid within forty- five (45) days following the end of each Calendar Quarter.

6.10 Timing of Transfer Price Payments. The timing of amounts due pursuant to Section 6.8 shall be set forth in the Supply Agreement

6.11 Deductions from Payments. If in GenMark’s reasonable business judgment it is necessary or desirable to seek a license or immunity from suit from any Third Party in order for GenMark its Affiliates, distributors or Sublicensees, to exercise or use the rights granted to GenMark herein, or GenMark its Affiliates, distributors or Sublicensees, is otherwise required to pay to any Third Party any fee, royalty or other payment in connection with a right or license under any Third Party Digital Microfluidics or Digital Microfludies Related intellectual property to practice any Digital Microfluidics or Digital Microfludics Related technology for a Licensed Product under this Agreement, GenMark shall have the right to set off any amounts paid to such Third Party, including fee, royalty or other payment, against payment of up to            ***            of the royalty or Additional Margin payments otherwise payable hereunder; provided that in no event shall royalties or Additional Margin otherwise payable to ALL hereunder be reduced to less than             ***            of what would otherwise be owed be prior to any set off taken under this Section 6.11. Such right of offset shall be in addition to, and not in lieu of, any other rights or claims GenMark may have under this Agreement or otherwise. Prior to GenMark engaging in formal negotiations to incur any obligation to pay any Third Party any fee, royalty or other payment in connection with a right or license under any Third Party Digital Microfluidics intellectual property to practice any Digital Microfluidics technology for a Licensed Product under this Agreement, GenMark shall notify ALL of its intent to do so, and ALL shall have

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thirty (30) days, or such other time as the Parties may agree, to obtain such right or license for the benefit of GenMark prior to GenMark incurring such obligation. Nothing in this Section 6.11 shall limit the rights of GenMark set forth in Section 9.5.

6.12 Additional Royalty Terms.

6.12.1 Single Royalty. Notwithstanding anything herein to the contrary, with respect to any Licensed Product, only a single royalty or Additional Margin payment shall be due and payable, regardless of whether such Licensed Product is covered by more than one Valid Claim.

6.12.2 Royalty Term: Fully Paid Licenses. Where tied to a Valid Claim, royalties and Additional Margin under this Article 6, and, if applicable, Section 4.5, are payable only during time periods in which sale of the applicable Licensed Product is Covered by a Valid Claim in the applicable country. Upon expiration of the obligation to pay such royalties for a particular Licensed Product in a given country, the licenses granted to the Party under this Agreement with respect to such Licensed Product in such country shall become fully paid and irrevocable; provided that, in the event of a gap in coverage by a Valid Claim, royalties and Additional Margin under this Article 6, and, if applicable, Section 4.5, shall become payable again following the expiration of any time periods in which sale of the applicable Licensed Product is temporarily not Covered by a Valid Claim in the applicable country.

ARTICLE 7: REPORTS, AUDITS AND FINANCIAL TERMS

7.1 Royalty Reports. Beginning following the First Commercial Sale of a Licensed Product, within forty-five (45) days after the end of each Calendar Quarter in which a payment under Section 6.9 or 6.10, or, if applicable, Section 4.5, is required to be made, GenMark shall send ALL a report of Net Sales of the Licensed Products upon which such payment is based, which report sets forth for such Calendar Quarter the following information: (i) total Net Sales of all Licensed Products sold in the Territory during such Calendar Quarter, (ii) Net Sales on a country-by-country basis, (iii) Net Sales on an Instrument Licensed Product and Consumable Licensed Product basis; (iv)the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due.

7.2 Additional Financial Terms.

7.2.1 Currency. All references to “dollars” or “$” means the legal currency of the United States. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Amounts invoiced in a currency other than dollars must be expressed in the United States dollar equivalent as well as any local currency. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters Ltd. on the last Business Day of the Calendar Quarter for which such payment is being determined.

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7.2.2 Payment Type. Amounts paid by one Party to the other under this Agreement shall be paid in U.S. dollars, in immediately available funds, by means of wire transfer to an account identified by the payee.

7.2.3 Withholding of Taxes. Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. The Party withholding the tax shall provide to the other Party all relevant documents and correspondence, and shall also provide to the Party from whose payment that tax was withheld any other cooperation or assistance on a reasonable basis as may be necessary to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. The Party withholding the tax shall give proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include GenMark making payments from a single source in the U.S., where possible.

7.2.4 Blocked Currency. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties or other payments due with respect to any country where a Licensed Product is sold, payment shall be made in cash through such lawful and reasonable means or methods as the GenMark may determine. When in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments; GenMark shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect. As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly.

7.3 Accounts and Audit.

7.3.1 Records. Each Party shall keep complete and accurate records containing sufficient detail on the particulars of Net Sales, the calculation of royalties, and the particulars of and calculation of ALL Development Program Costs (as applicable) to enable such to be verified. Each Party shall keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section for three (3) Calendar Years after the end of the Calendar Year to which they pertain, and otherwise as reasonably required to comply with GAAP.

7.3.2 Appointment of Auditor. Each Party may appoint an internationally- recognized independent accounting firm reasonably acceptable to the audited Party to inspect the relevant books of account of the audited Party to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by that audited Party. The independent accounting firm (and any individuals, if applicable) appointed to perform the examination under this Agreement must execute a confidential disclosure agreement with the audited Party, or otherwise be subject to terms governing non-use and non-disclosure of information that the audited Party has agreed in writing are acceptable.

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7.3.3 Procedures for Audit. Each Party may exercise its right to have the other Party’s relevant records examined only during the three (3) year period during which the audited Party is required to maintain records, no more than once in any consecutive four (4) Calendar Quarter period, and only once with respect to records covering any specific period of time. The audited Party is required to make its records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt at least thirty (30) days written advance notice from the other Party.

7.3.4 Audit Report. The independent accountant will be instructed to provide an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment. The independent accountant further will be instructed to provide that audit report first to the audited Party, and will be further instructed to redact any proprietary information of the audited Party not relevant to the calculation of royalties or ALL Development Program Costs (as applicable) prior to providing that audit report to the other Party. That audit report shall be deemed to be Confidential Information of the audited Party, and used only for purposes germane to this Section.

7.3.5 Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by the audited Party for the period in question, then the audited Party shall pay to the other Party the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment by the audited Party for the period in question, then the other Party shall provide to the audited Party a credit against future payments (such credit equal to the full amount of that overpayment), or, if the audited Party is not obligated to make any future payments, then the other Party shall pay to the audited Party the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 14. If the total amount of any underpayment (as agreed to by the audited Party or as determined under Article 14) exceeds ten percent (10%) of the amount previously paid by the audited Party for the period subject to audit (as long as that period is at least four (4) consecutive Calendar Quarters), then the audited Party shall pay the reasonable costs for the audit.

7.4 Rights Regarding Consolidation of ALL Financial Data. If, at any time during the term of this Agreement, compliance with any term or condition of this Agreement would, in GenMark’s opinion and with the concurrence of GenMark’s independent auditors, require GenMark to consolidate ALL within GenMark’s financial statements in order to comply with FIN46R or any other applicable accounting standard of a nationally or internationally recognized standard setting body in effect at that time, then upon GenMark’s request, ALL shall cooperate with GenMark with respect thereto, including preparing and providing to GenMark any information, such as ALL’s financial statements and forecast, reasonably required for GenMark to prepare a consolidated financial statement. GenMark shall reimburse ALL for its reasonable expenses incurred in the preparation of any information requested by GenMark, and not already available, under this Section.

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ARTICLE 8: INTELLECTUAL PROPERTY; PATENT PROSECTION AND MAINTENANCE

8.1 Disclosure of Inventions. Each Party shall promptly disclose to the other Party any inventions or other Technical Information and Materials created, discovered, conceived or reduced to practice pursuant to the Development Program and the activities in the Development Plan. During the Development Term and the remainder of the Term of the Agreement, ALL shall, upon GenMark’s request, disclose to GenMark all Patents within ALL IP Rights, (including in each case, any such Patents of which ALL acquires Control after the Effective Date).

8.2 Ownership of IP Rights.

8.2.1 GenMark Owned IP Rights. As between the Parties, GenMark will solely own all right, title and interest in and to the GenMark IP Rights and, subject to the rights and licenses granted in Section 5.3.2, the Collaboration Enabled IP Rights.

8.2.2 ALL Owned IP Rights. As between the Parties, ALL will solely own all right, title and interest in and to the ALL IP Rights, subject to the rights and licenses granted in Article 5.

8.2.3 Joint Collaboration Inventions. The Parties shall jointly own all Joint Collaboration Inventions, subject to the rights and licenses granted in Article 5. Subject to the licenses granted by one Party to the other under this Agreement, each Party retains full ownership rights (including as provided under 35 U.S.C. §262) in and to such Joint Collaboration Inventions, for any field, and including the right to license and sublicense, and to freely exploit, transfer or encumber its ownership interest, without the consent of, or payment or accounting to, the other Party. Each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require such payment, accounting, or consent with respect to Joint Collaboration Inventions. Each Party shall cooperate with the other Party to effectuate ownership of any Joint Collaboration Inventions, including as set forth in Section 8.3.3.

8.3 Assignments.

8.3.1 ALL Collaboration Inventions. GenMark shall require all of its employees, contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to ALL all right, title and interest in and to any ALL Collaboration Inventions created, discovered, conceived or reduced to practice by such employees, contractors or agents or Affiliates or Third Parties.

8.3.2 GenMark Collaboration Inventions. ALL shall require all of its employees, contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to GenMark all right, title and interest in and to any GenMark Collaboration Inventions created, discovered, conceived or reduced to practice by such employees, contractors or agents or Affiliates or Third Parties.

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8.3.3 Cooperation. The Parties shall cooperate with each other to effectuate ownership of any intellectual property rights as set forth in this Agreement, including, but not limited to, by executing and recording documents.

8.4 Patent Prosecution and Maintenance.

8.4.1 Definition. For purposes of this Section 8.4, “Prosecution and Maintenance” or “Prosecute and Maintain.” with regard to a particular Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, applications for patent term extensions and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent.

8.4.2 GenMark Controlled Prosecution and Maintenance. As between the Parties, GenMark shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the GenMark IP Rights and Collaboration Enabled IP Rights.

8.4.3 ALL Controlled Prosecution and Maintenance. As between the Parties, ALL shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the ALL IP Rights, subject to Section 8.4.5. ALL shall, within a reasonable amount of time following issue, advise GenMark of the issuance during the Term of any Patent that falls within the ALL IP Rights.

8.4.4 Prosecution and Maintenance of Joint Collaboration Patents. Subject to the provisions of this Section and Section 8.4.5, the Parties shall jointly decide on a strategy for the Prosecution and Maintenance of Patents claiming Joint Collaboration Inventions (“Joint Collaboration Patents”), including deciding on (i) the content of the application and (ii) the countries in which Prosecution and Maintenance should be conducted. ALL and GenMark shall, unless otherwise agreed to, select a mutually agreeable outside counsel (“Outside Patent Counsel”) to be responsible for the Prosecution and Maintenance of Joint Collaboration Patents.

(a) Cooperation. The Parties shall cooperate and assist each in the Prosecution and Maintenance of respect Joint Collaboration Patents, including (i) consulting with the other Party after receiving any substantial action or development in the Prosecution and Maintenance of such Patent and (ii) making its relevant scientists and scientific records reasonably available. In addition, each Party shall sign and deliver, or use reasonable efforts to have signed and delivered, at no charge to the other Party, all documents necessary in connection with such Prosecution and Maintenance.

(b) Instructions to Outside Patent Counsel. With respect to any Joint Collaboration Patents, the Outside Patent Counsel (if any) shall be instructed to (i) keep the Parties informed regarding the Prosecution and Maintenance thereof; (ii) promptly furnish to

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each Party a copy of such Patent and copies of documents relevant to such Prosecution and Maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel; and (iii) act on the Parties’ instructions relating to such Prosecution and Maintenance.

(c) Costs. Unless otherwise mutually agreed by the Parties, both during and after the Term of this Agreement, all costs of prosecuting and maintaining Joint Collaboration Patents shall be shared equally by the Parties.

8.4.5 Abandonment of Prosecution and Maintenance. With respect to any Joint Collaboration Patent, a Party (the “Abandoning Party”) may elect not to Prosecute and Maintain such Patents (whether worldwide or with respect to any particular country) and share the costs therefore (in accordance with Section 8.4.4(c)). including electing not to file a patent application with respect thereto or to allow any such Patent to lapse or become abandoned or unenforceable. Prior to any such election becoming effective, the Abandoning Party shall promptly notify the other Party (the “Remaining Party”) in writing (which such notice shall be at least sixty (60) days prior to the lapse or abandonment of any such Patent). Thereafter, the Remaining Party may, but is not required to, undertake, at its sole expense and in its sole discretion, the Prosecution and Maintenance of such Patent. In the event that the Remaining Party undertakes such Prosecution and Maintenance, (i) the Abandoning Party shall assign all right, title and interest in and to such Patent to the Remaining Party, (ii) the Abandoning Party shall cooperate as set forth in Section 8.4.4(a), and (iii) notwithstanding anything in this Agreement to the contrary, if ALL is the abandoning Party, such Patent shall no longer serve as the basis of any royalty obligation to ALL under Article 6 or, if applicable, Section 4.5, or Additional Margin.

8.5 Patent Interferences. If an interference is declared by the U.S. Patent and Trademark Office (a) between (i) a claim in one or more Patents within the ALL IP Rights or a Joint Collaboration Patent and (ii) a claim in one or more Patents within the GenMark IP Rights, where at least one of such claims would, but for the licenses in this Agreement, be infringed by the making, using, offering for sale, selling or importing of a Licensed Product; then the Parties shall in good faith establish within thirty (30) days of the declaration of such interference, or such other time as agreed upon, a mutually agreeable process to resolve such interference in a reasonable manner (including, without limitation, control and cost sharing), in conformance with all applicable legal standards.

8.6 Inventorship. Any determination of inventorship with respect to any Collaboration Invention shall be made in accordance with the applicable United States patent laws.

8.7 CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3). In the event that either Party to this agreement intends to overcome a rejection of a claimed Collaboration Invention pursuant to the provisions of 35 USC §103(c)(2), such party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by 35 USC §103(c) and the rules and regulations promulgated

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thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Development Program). To the extent that the Parties agree that, in order to overcome a rejection of a claimed Collaboration Invention pursuant to the provisions of 35 USC §103(c)(2), the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that GenMark enters into an agreement with a Third Party, permitted under this Agreement, with respect to the further development or commercialization of a Licensed Product, ALL shall, upon GenMark’s request, similarly enter into such agreement with the Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement does not place any material obligation on ALL.

ARTICLE 9: ENFORCEMENT OF IP RIGHTS; DEFENSE OF THIRD PARTY INFRINGEMENT CLAIMS

9.1 Notice. Each Party shall promptly notify the other Party upon learning of any (i) actual or suspected infringement or misappropriation (collectively, an “Infringement”) of the ALL IP Rights or Joint Collaboration IP Rights by a Third Party within the scope of the rights and licenses granted to GenMark in Section 5.1, or (ii) claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the ALL IP Rights or a Joint Collaboration Patent.

9.2 Infringement Action.

9.2.1 GenMark IP Rights. As between the Parties, GenMark shall have the sole right, but not the obligation, to seek to abate any Infringement of the GenMark IP Rights and/or Collaboration Enabled IP Rights by a Third Party, or to file suit against any such Third Party. ALL shall reasonably cooperate with GenMark (as may be reasonably requested by GenMark), including, if necessary, by being joined as a party.

9.2.2 ALL IP Rights and Exclusively Licensed Joint Collaboration IP Rights.

(a) GenMark shall have the sole right, but not the obligation, to seek to abate any Infringement of the ALL IP Rights and/or Joint Collaboration Patents by a Third Party within the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2, or to file suit against any such Third Party (including as a counter-claim or similar action in a suit initiated by a Third Party) for Infringement of the ALL IP Rights and/or Joint Collaboration Patents by a Third Party within the scope of the exclusive licenses granted to GenMark; provided that:

(i) if GenMark seeks to abate any Infringement of, or files suit to enforce the, *** IP, then (A) any legal counsel chosen by GenMark therefor shall be reasonably acceptable to ***, and (B) to the extent that GenMark (1) is unsuccessful in persuading the Third Party to desist, and (2) fails to have filed suit against such Third Party, in each case within a reasonable time after GenMark first becomes aware of the basis for such

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action, and the undertaking of such action is, at such time, commercially reasonable under the circumstances, then *** will have the right, at its sole discretion, to prosecute such infringement under its sole control and sole expense in accordance with Section 7.2(b) of the *** Agreement.

(ii) if GenMark seeks to abate any Infringement of, or wishes to file suit to enforce the *** IP, GenMark shall, prior to notifying any Third Party of an alleged infringement of any *** IP or taking any action described in Section 9.2.2(a) to enforce any *** IP, provide ALL notice of GenMark’s desire to do so. If so requested by GenMark, ALL shall use its good faith efforts to obtain *** consent for GenMark to exercise its rights under Section 9.2.2(a) subject to *** rights pursuant to Section 8.2 and 8.3 of the *** Agreement.

(b) To the extent outside the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2, but within the scope of the non-exclusive licenses granted to GenMark in Section 5.1.3, ALL shall have the first right, but not the obligation, to seek to abate Infringement of the ALL IP Rights by a Third Party, or to file suit against any such Third Party. If ALL does not, within one hundred twenty (120) days of receipt of a notice under Section 9.1 or receipt of a notice from GenMark regarding such Infringement, take steps to abate such Infringement, or file suit to enforce the ALL IP Rights against such Third Party, GenMark shall have the right (but not the obligation) to take action to enforce the ALL IP Rights (to the extent licensed to GenMark under this Agreement) against such Third Party. The non-controlling Party shall cooperate with the Party controlling any such action pursuant to this Section 9.2.2 (as may be reasonably requested by the controlling Party), including, if necessary, by being joined as a party, and the Party controlling any such action shall keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action. To the extent outside the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2 and the non-exclusive licenses granted to GenMark in Section 5.1.3, ALL shall have the sole right, but not the obligation, to seek to abate Infringement of the ALL IP Rights by a Third Party, or to file suit against any such Third Party; provide that ALL consult with, and keep GenMark informed with respect to any such actions that may affect the scope, validity or enforceability of the ALL Patent Rights licensed to GenMark. The foregoing rights of the Parties shall be subject to the following:

(i) GenMark shall have no rights under this Section 9.2.2(b) to seek abatement of such Infringement of *** IP, or to file suit with respect to enforce the *** IP, unless otherwise agreed by *** .

(ii) to the extent that such ALL IP Rights involve *** IP, and ALL or GenMark (A) is unsuccessful in persuading the alleged infringer to desist, and (B) fails to have initiated an infringement action, in each case within a reasonable time after ALL or GenMark first becomes aware of the basis for such action, and the undertaking of such action is, at such time, commercially reasonable under the circumstances, then *** will have the right, at its sole discretion, to prosecute such infringement under its sole control and sole expense in accordance with Section 7.2(b) of the *** Agreement.

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(iii) if GenMark seeks to abate any Infringement of, or files suit to enforce, CEA IP to which GenMark’s license is non-exclusive in accordance with Section 5.7.2, the right to do so shall be subject to Section 7.2(b) of the CEA Agreement.

9.2.3 Non-Exclusively Licensed Joint Collaboration IP Rights. In the event that an Infringement is of a Joint Collaboration IP Right not within the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2, the Parties shall promptly discuss how to enforce such Joint Collaboration IP Right in the best interests of both Parties, considering appropriate actions of each Party, and the relevant times to take any legal or other action.

9.3 Settlement. The Party controlling any such action described in Section 9.2.2 may not settle or consent to an adverse judgment, including any judgment which affects the scope, validity or enforcement of any ALL IP Rights or Joint Collaboration IP Rights, without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld), except that GenMark may settle or consent to an adverse judgment in any action described in Section 9.2.2(a) without obtaining consent from ALL unless any such settlement or consent judgment would either impose a financial obligation upon ALL, or limit the scope of or invalidate any ALL IP Rights or Program IP Rights, in which event GenMark shall obtain ALL’s prior written consent (such consent not to be unreasonably withheld or delayed).

9.4 Damages.

9.4.1 GenMark IP Rights. All monies recovered upon the final judgment or settlement of any action described in Section 9.2.1 shall be GenMark’s.

9.4.2 Exclusive Rights. Unless otherwise mutually agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(a), shall be used: (i) first, to reimburse each of GenMark and ALL, on a pro rata basis for its out-of-pocket expenses relating to the action; (ii) second, any remaining balance that represents compensation for GenMark’s or its Affiliates’ or Sublicensee’s lost sales, a reasonable royalty due to or lost profits of GenMark or its Affiliates or Sublicensees, shall be retained by or paid to GenMark; provided, however, that any such amounts shall (after relevant adjustment to convert to Net Sales of Licensed Products) be subject to the royalty obligations set forth in Section 6.7, the Additional Margin in the transfer price calculations of Section 6.8, and, if applicable, the royalty obligations set forth in Section 4.5; and (iii) third, any remaining amount that represents additional damages (for example, enhanced or punitive damages) shall be allocated between the parties in amounts proportional to the split of amounts calculated in accordance with (ii) above. Notwithstanding the foregoing:

(a) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(a) to the extent based upon the *** IP shall (x) first be allocated between GenMark and *** in accordance with the distribution provisions set forth in Section 8.4 of the *** Agreement (as if GenMark were the “Licensee” under the *** Agreement and (y) any amounts allocated and paid to GenMark in accordance (x) of this paragraph shall then be distributed in accordance with Section 9.4.2(i)-(iii) between ALL and GenMark, provided that any distribution to ALL in accordance with Section 9.4.2(i)-(iii) shall be reduced by the amounts allocated to *** in accordance with this paragraph.

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(b) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(a) to the extent it involves *** IP shall (x) first be allocated between GenMark and *** in accordance with the distribution provisions set forth in applicable part of Section 7.4 of the *** Agreement (as if GenMark were “***” under the *** Agreement), and (y) any amounts allocated and paid to GenMark in accordance (x) of this paragraph shall then be distributed in accordance with Section 9.4.2(i)-(iii) between ALL and GenMark, provided that any distribution to ALL in accordance with Section 9.4.2(i)-(iii) shall be reduced by the amounts allocated to *** in accordance with this paragraph.

9.4.3 Non-Exclusive Rights.

(a) Unless otherwise mutually agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(b), shall be used:

(i) first, to reimburse each of ALL and GenMark, on a pro rata basis for its out-of-pocket expenses relating to the action; and

(ii) second, (A) if ALL is the Party taking action to enforce the ALL IP Rights, any remaining balance shall be retained by or paid to ALL (subject to any further obligations it may have under the CEA Agreement, the *** Agreement and the *** Agreement), or (B) if GenMark is the Party taking action to enforce the ALL IP Rights, (x) any remaining balance that represents compensation for GenMark’s or its Affiliates’ or Sublicensee’s lost sales(if any) as a licensee of the ALL IP (if any), a reasonable royalty due to or lost profits (if any) of GenMark or its Affiliates or Sublicensees as a licensee of the ALL IP, shall be retained by or paid to GenMark; provided, however, that any such amounts shall (after relevant adjustment to convert to Net Sales of Licensed Products) be subject to the royalty obligations set forth in Section 6.7and 6.8, and, if applicable, Section 4.5, and calculation as Additional Margin; (y) any other amounts recovered by GenMark that otherwise constitute damages attributable to the lost sales or lost profits of ALL or any other damages and losses incurred by ALL, or otherwise recoverable by ALL at law or equity, shall be paid to ALL (subject to any further obligations it may have under the CEA Agreement, the *** Agreement and the *** Agreement); and (z) any remaining amounts that were not allocated in accordance with the preceding provisions and which represent additional damages (for example, enhanced or punitive damages) shall be retained by or paid to GenMark.

(b) Notwithstanding the provisions of Section 9.4.3(a):

(i) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(b) to the extent it based upon the *** IP shall (A) first be allocated between GenMark and *** in accordance with the distribution provisions set forth in Section 8.4 of the *** Agreement (as if GenMark were the “Licensee” under the *** Agreement and (B) any amounts allocated and paid to GenMark in accordance (A) above shall then be distributed in accordance with Section 9.4.3(a)(i) between ALL and GenMark, provided that any distribution to ALL in accordance with Section 9.4.3(a)(i) shall be reduced by the amounts allocated to *** in accordance with this paragraph.

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(ii) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(b) to the extent it involves *** IP, shall (x) first be allocated between the Party taking action under Section 9.2.2(b) and *** in accordance with the distribution provisions set forth in applicable part of Section 7.4 of the *** Agreement (as if the Party taking action were “***” under the *** Agreement), and (y) any amounts allocated and paid to the Party taking action under Section 9.2.2(b) in accordance (x) of this paragraph shall then be distributed in accordance with Section 9.4.3(a)(i) between ALL and GenMark, provided that if GenMark is the Party taking any action described in Section 9.2.2(b) any distribution to ALL in accordance with Section 9.4.3(a)(i) shall be reduced by the amounts allocated to *** in accordance with this paragraph.

9.5 Third Party Suits Against GenMark. In the event that a Third Party shall make any claim or bring any suit or other proceeding against GenMark, or any of its Affiliates, distributors, sublicensees, or customers, for infringement or misappropriation of any intellectual property rights with respect to the development, making, using selling, offering for sale, import or export of Licensed Product, GenMark shall have the right to defend and control the defense of such claim, suit or other proceeding as well as to initiate and control any counterclaim or other similar action. At GenMark’s request, ALL shall cooperate with GenMark in defense of such claim, suit or other proceeding, including by being joined as a party. Nothing in this Section 9.5 shall be deemed to diminish in any respect ALL’s right to defend and control the defense of any claim, suit or other proceeding against ALL; provided that the initiation and control of any counterclaim or other similar action in such claim, suit or other proceeding shall be subject to Section 9.2.2.

ARTICLE 10: TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate on the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products have passed or expired.

10.2 Termination.

10.2.1 Material Breach. ALL may terminate this Agreement for: (i) an Uncured Material Breach by GenMark of either GenMark’s obligation, subject to the terms and conditions of this Agreement, to make payments payable to ALL under this Agreement or GenMark’s obligations under Section 2.1; or (ii) in accordance with Section 3.2.2. GenMark may terminate this Agreement for an Uncured Material Breach by ALL of Section 2.1; provided that the terminating Party give the breaching Party written notice of such breach and the breach remains uncured after the expiration of sixty (60) days after such written notice was given; provided further that, if such breach is not capable of being cured within such sixty (60) day period, the cure period shall be extended for such amount of time that the Parties agree to in writing is

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reasonably necessary to cure such breach, so long as the breaching Party is using diligent efforts to do so. An “Uncured Material Breach” is a material breach that has not been cured by the end of the cure period described in the preceding sentence. A termination for an Uncured Material Breach shall be effective upon the expiration of the cure period. Any dispute as to whether a notice of termination pursuant to this Section 10.2.1 is proper, or whether a breach has occurred, is material or has been cured, shall be resolved under Article 14. In such event, if the allegedly breaching Party is found to be in material breach, such breaching Party shall have sixty (60) days (or longer, as determined during the resolution of such dispute) to cure such material breach following resolution of such dispute.

10.2.2 Bankruptcy. GenMark shall have the right to terminate this Agreement, upon written notice to ALL, in the event that ALL seeks protection of any bankruptcy or insolvency law other than a reorganization; or a proceeding in bankruptcy or insolvency is filed by or against ALL, other than a reorganization, and such proceeding remains undismissed or unstayed for a period of more than ninety (90) days, or there is an adjudication by a court of competent jurisdiction that ALL is bankrupt or insolvent.

10.2.3 Termination for Convenience. GenMark may terminate this Agreement at any time, with or without cause, upon sixty (60) days advanced written notice to ALL.

10.3 Effect of Termination or Expiration.

10.3.1 Upon termination of this Agreement by ALL or GenMark pursuant to Section 10.2.1, or by GenMark pursuant to Section 10.2.2 or 10.2.3, (i) all rights and licenses granted to either GenMark or ALL under Article 5, except the rights and licenses granted pursuant to Section 5.3.2. shall immediately terminate and (ii) upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or as required by any law or regulation.

10.3.2 Termination or expiration of this Agreement, through any means and for any reason, shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

10.4 Additional GenMark Rights on Certain Uncured Material Breaches. In addition to any other rights of GenMark under this Agreement (including Section 4.4), upon either an Uncured Material Breach by ALL of Section 2.1 or a Change of Control of ALL, then upon written notice and request to ALL by GenMark, such notice provided to ALL either, as applicable, (a) within sixty (60) days of any occurrence of an Uncured Material Breach by ALL of Section 2.1, or (b) any time following a Change of Control of ALL: (i) all licenses granted to ALL under Section 5.3, except the rights and licenses granted pursuant to Section 5.3.2, shall immediately terminate; (ii) ALL shall disclose (and transfer as applicable) to GenMark all

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Technical Information and Materials owned or Controlled by ALL that are reasonably necessary or useful to enable GenMark to continue to develop, manufacture, seek marketing approvals for Licensed Products within the scope of the licenses granted to GenMark in Section 5.1; and (iii) the Parties shall use diligent efforts to effect an orderly transfer wind down Development Program, after which the Development Program and Development Term shall be deemed ended and expired and the provisions of Article 2 shall no longer apply. In the event that GenMark exercises its right to obtain transfer of Technical Information and Materials owned or Controlled by ALL pursuant to this Section 10.4 (a) due solely to a Change of Control of ALL, GenMark shall reimburse ALL for            ***            incurred by ALL for activities undertaken by ALL at GenMark’s request to effect such transfer; or (b) for an Uncured Material Breach by ALL of Section 2.1, GenMark shall reimburse ALL for            ***            incurred by ALL for activities undertaken by ALL at GenMark’s request to effect such transfer.

10.5 Survival. In addition to as elsewhere explicitly set forth in this Agreement, Article 1, Article 8, Article 13, Sections 4.4 (as applicable), 5.3.2, 10.3, 15.1, 15.4, 15.6, 15.12 and 15.16, and if and as applicable to Section 10.4, Sections 6.9. 6.11. 6.12 and Article 7 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 11: REPRESENTATIONS AND WARRANTIES

11.1 ALL Representations. ALL hereby represents, warrants and covenants to GenMark that:

11.1.1 ALL has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder and to grant the licenses provided hereunder.

11.1.2 ALL has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement and has not granted any now existing, or agreed to grant any future, license, right or privilege which agreement, license, right or privilege conflicts in any way with this Agreement, the licenses granted hereunder, or ALL’s obligations hereunder.

11.1.3 Subject to the encumbrances set forth in the CEA Agreement, *** Agreement and *** Agreement, and the government rights described in Section 15.1, ALL is the sole and exclusive owner of, or Controls, the ALL IP Rights existing as of the Effective Date free and clear of any liens or encumbrances.

11.1.4 To All’s knowledge, the ALL Patent Rights existing as of the Effective Date are valid and enforceable.

11.1.5 As of the Effective Date, no claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any Third Party have been made or threatened with respect to the ALL IP Rights existing as of the Effective Date.

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11.1.6 None of the ALL IP Rights existing as of the Effective Date is subject to any outstanding injunction, judgment, order, ruling, or charge, and, to ALL’s knowledge no claim or actions is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of any such ALL IP Rights, and ALL is not aware of any facts or circumstances that indicate a likelihood of the foregoing. As of the Effective Date, no loss or expiration of any of the granted or issued patents of the ALL IP Rights is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the ALL, including a failure to pay any required maintenance fees).

11.1.7 As of the Effective Date, ALL is not aware of any material infringement or misappropriation of the ALL IP Rights existing as of the Effective Date by any Third Party.

11.1.8 ALL follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements

11.1.9 This Agreement is a legal and valid obligation binding upon ALL and enforceable in accordance with its terms.

11.2 GenMark Representations. GenMark hereby represents and warrants the following to ALL:

11.2.1 GenMark has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

11.2.2 This Agreement is a legal and valid obligation binding upon GenMark and enforceable in accordance with its terms.

11.2.3 GenMark has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement that conflicts in any way with this Agreement or GenMark’s obligations hereunder.

11.3 DISCLAIMER. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTIONS 11.1 AND 11.2 ARE IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

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ARTICLE 12: INDEMNIFICATION

12.1 Indemnification by ALL. ALL shall defend, indemnify and hold harmless GenMark and its Affiliates and Sublicensees and their respective officers, directors, employees and agents (“GenMark Indemnified Parties”) from and against any and all claims, suits or other actions made by a Third Party and all related losses, expenses, damages, costs and liabilities (including reasonable attorneys’ fees) (collectively, “Losses”), arising out of (i) the material breach of any representation, warranty, covenant or obligation made by ALL under this Agreement, (ii) the negligence or willful misconduct of ALL, its Affiliates or contractors, or their respective its officers, directors or employees in connection with the performance of their obligations under this Agreement, or (iii) ALL’s provision of the ALL Components pursuant to this Agreement; provided, however, that the foregoing obligation shall not apply to the extent such Losses are attributable to (a) the material breach of any representation, warranty, covenant or obligation made by GenMark under this Agreement, or (b) the negligence or willful misconduct of a GenMark Indemnified Party.

12.2 Indemnification by GenMark. GenMark shall defend, indemnify and hold harmless ALL and its Affiliates and their respective its officers, directors, employees and agents (“ALL Indemnified Parties”) from and against any and all Losses, arising out of (i) the material breach of any representation, warranty, covenant or obligation made by GenMark under this Agreement, (ii) the gross negligence or willful misconduct of GenMark, its Affiliates or contractors, or their respective officers, directors or employees in connection with the performance of their obligations under this Agreement, or (iii) the production, marketing, distribution and sale of Licensed Products by GenMark; provided, however, that the foregoing obligation shall not apply to the extent that such Losses are attributable to (a) the material breach of any representation, warranty, covenant or obligation made by ALL under this Agreement, (b) the negligence or willful misconduct of an ALL Indemnified Party, or (c) the failure of an ALL Component to meet, or non-conformance of an ALL Component with, the specifications of such ALL Component as set forth in this Agreement or in any subsequent written purchase order or delivery order entered into pursuant to this Agreement.

12.3 Procedure. The indemnities set forth in this Article 12 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of any Losses and that the indemnifying Party defend and control any proceedings with the indemnified Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the indemnified Party’s counsel). The indemnifying party shall reasonably cooperate, at the cost of the indemnifying Party, in the investigation, defense and/or settlement of any such proceedings or indemnifiable matters.

12.4 Settlement. The indemnifying Party may not settle any liability, claim, suit, action or expense, or otherwise consent to any judgment, without the written consent of the indemnified Party (such consent not to be unreasonably withheld).

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12.5 GenMark Indemnification of *** and the ***. GenMark acknowledges and agrees that it shall be bound by the additional indemnification obligations set forth on Exhibit 1 hereto, with respect to the indemnification of *** and the *** .

12.6 Insurance.

12.6.1 [Reserved]

12.6.2 GenMark shall maintain insurance coverage consistent with Section 18.2, 18.3 and 18.4 of the *** Agreement.

12.7 LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY AGAINST LOSSES PURSUANT TO THIS ARTICLE 12. GENMARK FURTHER ACKNOWLEGES AND CONSENTS TO (A) THE WARRANTY DISCLAIMERS AND LIMITATION OF LIABILILITY PROVISIONS SET FORTH IN ARTICLE 17 OF THE *** AGREEMENT AND (B) THE WARRANTY DISCLAIMERS AND LIMITATION OF LIABILITY PROVISIONS SET FORTH IN SECTIONS 8.1-8.3 OF THE *** AGREEMENT.

ARTICLE 13: CONFIDENTIALITY

13.1 Confidential Information. During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination: (i) ALL shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party GenMark Confidential Information; and (ii) GenMark shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party ALL Confidential Information. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

13.2 Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information (including any GenMark Confidential Information and ALL Confidential Information) as follows:

(a)	if required by applicable law, rule, regulation, government requirement and/or court order, provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

(b)	to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions, or to the extent such use and disclosure is consented to pursuant to Section 8.7;

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(c)	as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)	to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; and

(e)	to the extent necessary, to its Affiliates, directors, officers, employees, consultants, sublicensees, distributors, vendors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.

13.3 Certain Obligations. During the term of this Agreement and for a period of five (5) years thereafter and subject to the exceptions set forth in Section 13.2, GenMark, with respect to ALL Confidential Information, and ALL, with respect to GenMark Confidential Information, agree:

(a)	to use such Confidential Information only for the purposes contemplated under this Agreement,

(b)	to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

(c)	to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

(d)	to only disclose such Confidential Information to those Affiliates, employees, agents and Third Party contractors, sublicensees and distributors who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

13.4 Disclosures and Public Announcements. Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the existence of, or any of the terms or conditions of, this Agreement without the prior written consent of the other Party. This restriction shall not apply to:

(a)	disclosures to a Party’s attorneys, advisors or investors on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, and

(b)	any future disclosures required by law or regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange, provided that the disclosing Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with

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the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information.

13.5 Scientific Publications. In the event that either Party wishes to publish or orally present information arising from the Development Plan, such Party shall submit to the other Party all materials related to the proposed publication or presentation (including posters, abstracts, manuscripts and written descriptions of oral presentations) at least thirty (30) days (or seven (7) days, in the case of abstracts) prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The reviewing Party shall review such submitted materials and respond to the requesting Party as soon as reasonably possible, but in any case within ten (10) days (or three (3) Business Days, in the case of abstracts) of receipt thereof. At the request of the reviewing Party, the requesting Party shall (i) modify or delete from such proposed publication or presentation any Confidential Information of the reviewing Party; and/or (ii) delay such proposed publication or presentation to permit the preparation and filing of a patent application. For clarity, subject to the other provisions of this Article 13, except with respect to information arising from the Development Plan, the provisions of this Section 13.5 shall not apply to publications or presentations by GenMark, including with respect to information arising from GenMark’s development and commercialization activities under this Agreement.

13.6 Consent to Disclose Redacted Agreement. GenMark consents to ALL’s disclosure of a redacted version of this Agreement to *** , and CEA in a form approved by GenMark, such approval not to be unreasonably withheld.

ARTICLE 14: ARBITRATION

14.1 Disputes. Except as otherwise expressly provided in this Agreement, any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (except for disagreements solely about decisions for which one Party has final decision making authority under this Agreements) (“Dispute”) shall be first referred to the respective Chief Executive officers of each Party for resolution, prior to proceeding under the other provisions of Article 14. A Dispute shall be referred to such executives upon one Party providing the other Party with notice that such Dispute exists, and such executives (or their designees) shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within thirty (30) days of such other Party’s receipt of such notice, subject to Section 14.3, either Party may initiate the Dispute resolution provisions in Section 14.2. The Parties agree that any discussions between such executives (or their designees) regarding such Dispute do not constitute settlement discussions, unless the Parties agree otherwise in writing.

14.2 Arbitration. Subject to Sections 14.1 and 14.3, the Parties agree to resolve any Dispute exclusively through binding arbitration conducted under the auspices of the American Arbitration Association (the “AAA”) pursuant to AAA’s Commercial Arbitration Rules presently in effect. The arbitration shall be conducted in the English language before three (3) arbitrators appointed in accordance with the Commercial Arbitration Rules presently in effect;

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provided that at least one such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the medical diagnostics industry so as to better understand the legal, business and scientific issues addressed in the arbitration. Unless otherwise mutually agreed by the Parties, any arbitration hereunder it shall be brought at the location of the Party which first received the notice required under Section 14.1. Unless agreed otherwise by the Parties, the Parties shall have thirty (30) days from the appointment of the last to be appointed of the three (3) arbitrators to present and/or submit their positions to the arbitrators, and the Parties shall have a hearing before the arbitrators within ten (10) Business Days of such submission. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall hear evidence by each Party and resolve each of the issues identified by the Parties. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. The Parties shall use all reasonable efforts to keep arbitration costs to a minimum. Each Party must bear its own attorneys’ fees and associated costs and expenses. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

14.3 Subject Matter Exclusions. Notwithstanding the foregoing, the provisions of Sections 14.1 and 14.2 shall not apply to any Dispute relating to: (i) the validity, infringement, enforceability or claim interpretation relating to a Party’s patents, trademarks or copyright, which, for Patents that is issued in the United States, be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside; or (ii) any antitrust, anti- monopoly or competition law or regulation, whether or not statutory.

14.4 Equitable Relief. Nothing in this Agreement shall be deemed as preventing the Parties from seeking injunctive relief (or other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s interests.

ARTICLE 15: MISCELLANEOUS

15.1 Government Rights. This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in certain of the ALL IP Rights.

15.2 Assignment and Delegation. Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of that Party’s business or assets whether by sale, merger, operation of law or otherwise. In addition, either Party may assign all or part of this agreement

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to an Affiliate. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 15.1 shall be null and void.

15.3 Change in Control. At least ninety (90) days in advance of any proposed Change in Control, ALL shall provide GenMark with written notice thereof. Within five (5) Business Days of any Change of Control, ALL shall provide GenMark with written notice thereof.

15.4 Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement. The Heads of Agreement dated March 30, 2012, and the Letter Agreement dated April 25, 2012 (the “Letter Agreement”), between the Parties are hereby terminated in their entireties. All Statements of Work entered into by the Parties pursuant to the Letter Agreement are hereby incorporated into this Agreement as part of the Development Plan, and any and all inventions and know-how (whether or not patentable) that were first invented (as that term is defined under U.S. Patent Laws) as a direct result of activities undertaken under the Letter Agreement, including activities performed by a third party on a party’s behalf, shall be Collaboration Inventions under this Agreement and subject to all terms and conditions of this Agreement applicable thereto. As of the Effective Date, this Agreement supersedes the Mutual Confidentiality Agreement between the parties and effective June 30, 2010 (“Mutual CDA”), but only insofar as it relates to the subject matter of this Agreement. All “Proprietary Information” (as defined in the Mutual CDA) exchanged between the Parties thereunder following the Effective Date relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 13.

15.5 Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if mutually agreed upon, laid down in writing and signed effectively by the Parties.

15.6 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

15.7 Force Maieure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty, or due to strikes, riot, storms, explosions, acts of God, war, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

15.8 Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

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15.9 Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to GenMark:

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

Attention: Corporate Secretary

Telephone: (760) 448-4300

Facsimile: (760) 448-4301

Notices to the ALL:

For delivery via U.S. Postal Service:

Advanced Liquid Logic, Inc.

PO Box 14025

Research Triangle Park, NC 27709

Attention: Chief Executive Officer

Telephone: (919) 287-9010

Facsimile: (919) 287-9011

with a copy to:

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

Attention: SVP, Research and

Development

Telephone: (760) 448-4300

Facsimile: (760) 448-4301

with a copy to:

For delivery via courier:

Advanced Liquid Logic, Inc.

615 Davis Drive, Suite 800

Morrisville NC, 27560

Attention: Chief Executive Officer

Telephone: 919) 287-9010

Facsimile: (919) 287-9011

Either Party may change its address for notices or facsimile number at any time by sending written notice to the other Party pursuant to this Section 15.9.

15.10 Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

15.11 Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

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15.12 Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.13 Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

15.14 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The Parties agree that GenMark and ALL, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ALL, including under the U.S. Bankruptcy Code, GenMark shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in GenMark’s possession, shall be promptly delivered to GenMark upon any such commencement of a bankruptcy proceeding upon written request therefore by GenMark.

15.15 Export Regulations. Licensed Products may be subject to Applicable Laws governing export of goods and information, including the U.S. Export Administration Act and its associated regulations, and may be subject to Applicable Laws governing export or import in other countries. GenMark agrees to comply with such Applicable Laws and acknowledges that it has the responsibility to obtain all necessary licenses to export, re-export, or import Licensed Products.

15.16 Non-Solicitation. During the Term and for one (1) year thereafter, neither Party shall directly and actively induce or attempt to induce any current employee of the other Party or any of its Affiliates, to accept employment with the other Party or any of its Affiliates. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as internet-based, newspaper advertisement or on radio or television) not specifically directed to employees of the other party.

15.17 Names. GenMark shall not use any name, trade name, trademark or other designation of the *** or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by Applicable Law, GenMark shall not use the name “***” or the name of any *** in advertising, publicity or other promotional activity without written permission of the ***.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representative.

Advanced Liquid Logic, Inc.		GenMark Diagnostics, Inc.

By:	/s/ Richard M. West	By:	/s/ Hany Massarany

Name:	Richard M. West	Name:	Hany Massarany

Title:	Chief Executive Officer	Title:	CEO

Date:	July 26, 2012	Date:	July 25, 2012

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Schedule A

Development Plan

Development Collaboration and License Agreement	Schedule A

CONFIDENTIAL

DEVELOPMENT PLAN

***

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CONFIDENTIAL

***

***END OF DOCUMENT***

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Execution Version

Schedule B

Stock Purchase Agreement

***

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Development Collaboration and License Agreement	Schedule B